UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 27, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

MF Global Ltd. (the “Company”), a leading broker of exchange-traded futures and options, announced that during the early hours of Wednesday morning, February 27, a registered representative in one of its U.S. branch offices, trading in the wheat futures market in his personal account, substantially exceeded his authorized trading limit. The registered representative concerned has been terminated effective immediately.

A failure in one of the Company’s retail order entry systems permitted the representative to establish significant positions in his own account which were liquidated later that morning. The unauthorized activity resulted in him incurring a loss of $141.5 million, which the Company, as a clearing member, is responsible to settle at the clearinghouse. As a result, the Company recorded a pre-tax bad debt provision for the full amount.

The Company believes it has made the appropriate adjustments to its order entry systems to prevent a recurrence of unauthorized trading of this type in the future. In addition, the Company has engaged a third-party risk technology consultant to review its relevant order entry systems.

Client funds are not at all impacted by this event.

The Company’s capital and liquidity position remain strong. The loss represents approximately six percent of the Company’s equity, in addition to which it has close to $1.5 billion in undrawn committed credit facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: February 28, 2008	By:	/s/ Howard Schneider
Howard Schneider
General Counsel

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